Exhibit 10.27

SECOND AMENDED PROMISSORY NOTE

$400,000.00              Date: June 1, 2023

For value received, the undersigned Zero Nox Inc. (the “Borrower”), at 1343 S. Main St., Porterville, California 93257, promises to pay to the order of Central Valley Farms LP (the “Lender”), at 23312 Zachary Ct., Porterville, CA 93257 (or at such other place as the Lender may designate in writing), the sum of $400,000.00 with interest compounded monthly from January 16, 2023, on the unpaid principal at the rate of 3.2% per annum until July 1, 2024, and then 4.7% from July 1, 2024 until March 31, 2025.

This Second Amended Promissory Note is intended to amend and replace the First Amended Promissory Note between the same Parties in the amount of $400,000.00 dated April 1, 2023.

I. TERMS OF REPAYMENT

A. Payments

It is understood that the funds provided under this First Amended Promissory Note are intended to provide bridge funding until March 31, 2025 (the “Due Date”). Thus, although no Payments are required to be made until the Due Date, it is expected and understood that the Promissory Note will be paid back in full by the Due Date unless otherwise agreed to in writing by both the Borrower and Lender. Should this Promissory Note not be paid back in full by the Due Date, then there may be other financial charges incurred by the Lender for the funds being provided, for which the Borrower agrees to be fully responsible.

B. Application of Payments

All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

II. PREPAYMENT

The Borrower reserves the right to prepay this Note (in whole or in part) prior to the Due Date, but doing so will incur a prepayment penalty. The prepayment penalty equals the monthly accrued interest that otherwise would have been owed absent prepayment until the Due Date of the original term. Such prepayment penalty shall be paid monthly from the date of prepayment until the Due Date.

III. COLLECTION COSTS

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

IV. SEVERABILITY OF PROVISIONS

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

V. GOVERNING LAW

This Note shall be construed in accordance with the laws of the State of California.

VI. SIGNATURES

This Note shall be signed by Kelley Ivancovich on behalf of Central Valley Farms LP, and by Vonn R. Christenson and Robert T. Cruess on behalf of Zero Nox Inc.

IN WITNESS WHEREOF, this Agreement has been executed and delivered in the manner prescribed by law as of the date first written above.

Borrower:
Zero Nox Inc.

By:	/s/ Vonn R. Christenson
Vonn R. Christenson, CEO

By:	/s/ Robert T. Cruess
Robert T. Cruess, President

Lender:
Central Valley Farms LP

By:	/s/ Kelley Ivancovich
Kelley Ivancovich

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